EXHIBIT 10.12

Amendment No. 1 to

Discover Financial Services

Employee Stock Purchase Plan

The Discover Financial Services Employee Stock Purchase Plan (the “Plan”) is hereby amended, effective as of May 1, 2008, in the following respects:

1. By deleting subparagraph (a) in the first paragraph of Section 2 of the Plan and inserting in lieu thereof the following:

“(a) the first day of the first month following the date the employee has completed 60 days of continuous service for the Participating Companies, provided that he is still employed on such date, and”.

2. By deleting the phrase “[Insert Spin Date]” where it appears in the second paragraph of Section 2 of the Plan and inserting in lieu thereof the date “June 30, 2007”.

3. By adding after the phrase “all classes of stock of the Company” where it appears in the third paragraph of Section 2 of the Plan the phrase “, any parent corporation (within the meaning of Section 424(e) of the Code (“Parent Company”)”.

4. By deleting the phrase “no Eligible Employee’s right to purchase Common Stock under all employee stock purchase plans qualified under section 423 of the Code and maintained by the Company or any of its Subsidiary Companies” where it appears in the fourth paragraph of Section 2 of the Plan and inserting in lieu thereof the phrase “no Eligible Employee’s right to purchase stock under all employee stock purchase plans qualified under section 423 of the Code and maintained by the Company, a Parent Company or any Subsidiary Company”.

5. By deleting the work “Administrator” where it appears in Section 11 of the Plan and inserting in lieu thereof the word “Committee”.